Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
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October 31, 2023	Chicago	Riyadh
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Credit Suisse AG

Paradeplatz 8

CH 8001 Zurich, Switzerland

To the addressee set forth above:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-272539) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes to be issued from time to time by the Company through its Nassau branch. These securities include the notes identified in Exhibit A attached hereto (the “Notes”). These Notes are to be issued pursuant to the Senior Indenture dated as of March 29, 2007 (as amended and supplemented from time to time and in effect as of the date hereof, the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

We, as your special United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and all statements as to factual matters in certificates of officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

October 31, 2023 Page 2

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Notes, when duly executed, authenticated and issued and delivered in accordance with the terms of the Indenture and the distribution agreement against payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Notes, (i) the terms of such Notes shall have been duly established under the Indenture, and such Notes, and the offer, sale and issuance of such Notes shall have been duly authorized by the Company and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation in good standing under the laws of Switzerland; (iii) the Trustee is, and shall remain, validly existing and in good standing under the laws of the jurisdiction of its organization; (iv) the effectiveness of the Registration Statement under the Securities Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, shall not have been terminated or rescinded; (v) the Indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the Company and the Trustee; (vi) the execution and delivery of the Indenture and such Notes by each party thereto, and the performance by each such party of its obligations thereunder, are within its corporate powers, do not and will not contravene, or constitute a default under, its articles of association, articles of incorporation, bylaws or any other constitutive documents and require no action by or in respect of, or filing with, any governmental body, agency or official; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of the Indenture or the Notes. We have also assumed that none of the terms of any Notes to be established subsequent to the date hereof, nor the issuance and delivery of such Notes, nor the compliance by the Company with the terms of such Notes, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or of any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law.  In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

October 31, 2023 Page 3

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinions of Homburger AG, Swiss legal counsel for the Company, dated October 31, 2023, to be filed by the Company with the Commission as exhibits to a Current Report on Form 6-K concurrently with this opinion, and our opinion is subject to the same assumptions, qualifications, and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Latham & Watkins LLP

October 31, 2023 Page 4

Exhibit A to Latham & Watkins LLP opinion dated October 31, 2023 to Credit Suisse AG

Title of Notes	Date of Pricing Supplement	Pricing Supplement No.	Number of ETNs	CUSIP
Credit Suisse X-Links® Crude Oil Shares Covered Call ETNs due April 24, 2037	October 23, 2023	ETN-20/A19	650,000	22539U602